[PRIDE INTERNATIONAL LETTERHEAD]


VIA FAX

                               February 6, 1997

TO:         Jorge Estrada Mora
FROM:       Ray H. Tolson
SUBJECT:    Compensation Agreement


Dear Jorge:

          This letter shall set forth our agreement to amend in entirety the compensation arrangements previously made with you as set forth in our letter agreement dated March 20, 1996. The amended terms to govern future services are set forth below:

ACQUISITION FINDER AND DEVELOPMENT FEE

          For acquisition candidates that you have previously identified or which you identify after the date hereof, as to which we shall mutually agree in writing in advance of commencement of negotiations, (and excluding SAIPEM, as discussed below), we shall pay you upon the successful closing of an acquisition transaction a fee calculated as follows:

         TRANSACTION AMOUNT                 FEE PERCENTAGE
         ------------------                 --------------
Portion of Total From:
   $0 - $10 million                              2.5%
   $10 - $20 million                             2.0%
   $20 - $50 million                             1.0%
   $50 - $75 million                            0.75%
   $75 - $100 million                           0.50%



[PRIDE INTERNATIONAL LETTERHEAD]

Jorge Estrada Mora
Compensation Agreement
Page 2


          Fees earned hereunder will be capped at a maximum of $1.0 million per transaction.

ADVANCES TOWARD FEES


          For a period of three years (January 1997 - December 1999), Pride will advance you the amount of $15,000 per month against fees which may become payable hereunder. At the time any fees are payable hereunder, the balance of advances previously paid will be offset against such fees. At any time that fees earned pursuant to this agreement exceed the aggregate amount of $540,000 ($15,000 x 36 months), the excess amount will be paid to you in cash at such time. Furthermore, Pride will continue to pay the monthly $15,000 amount for the balance of the term or, at your election, in a lump sum. To the extent that there is any advance balance remaining upon termination of this agreement, you will not be required to refund such balance and said balance will be discharged as if otherwise earned. If the agreement is renewed, the balance will be carried forward on the same basis for such extension period.

          No other cash payments will be due from Pride pursuant to this agreement other than reasonable direct out-of-pocket expenses attributable to specific business development projects, which are approved by a Vice President or higher ranking officer of Pride and which are in accordance with established corporate policy.

SPECIAL TRANSACTION

          It is agreed that you have undertaken preliminary efforts with respect to a possible business combination with the drilling division of SAIPEM. It is further agreed that compensation for you in connection with these efforts shall be treated as outside of the scope of the fee structure set forth above.

          Pride anticipates that it will engage Donaldson, Lufkin & Jenrette ("DLJ") as its financial adviser for the potential SAIPEM transaction. DLJ has confirmed to Pride that it will enter into a fee sharing arrangement with you. Such agreement shall be separate herefrom and shall be contingent upon successful efforts. It is contemplated that the total DLJ fee will be approximately 0.8 - 1.0% of the transaction value.

Jorge Estrada Mora
Compensation Agreement
Page 3



NEW CUSTOMER BUSINESS DEVELOPMENT

          From time to time, you may be able to identify and cultivate new client relationships on behalf of Pride. Generally, customers in existing countries of operations will not qualify for such fee; however in certain cases, particular customers, including certain existing customers, may qualify upon our mutual agreement. In such cases, Pride will pay you a business development fee out of revenues generated from new projects developed. In all cases, when you identify a potential business development opportunity, you will identify such to Pride and Pride will acknowledge in writing our desire for your pursuit of business development activities or otherwise advise you of reasons why no such activities are to be developed subject to this provision. Fees applicable to business development activities will be agreed on a case-by-case basis in writing, in advance.

OTHER

          So long as this Compensation Agreement is in effect, you will not be eligible for those remuneration benefits otherwise attributable to outside directors of the Company.

          This agreement shall be cancelled upon 60 days of written notice from either party to the other.

          Please review the terms of this letter and execute the space below to indicate your agreement to modify the compensation arrangement between you and the Company.

                                        Very truly yours,

                                        /s/ Ray H. Tolson

                                        Ray H. Tolson

                                        President and

                                        Chief Executive Officer



AGREED AND ACCEPTED, effective January 1, 1997.



                                        /s/ Jorge E. Estrada M.
                                        -------------------------
                                        Jorge E. Estrada M.